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                      ORCHARD SUPPLY HARDWARE CORPORATION
                   ORCHARD SUPPLY HARDWARE STORES CORPORATION
                                6450 Via Del Oro
                           San Jose, California 95119


                                January 4, 1994


TO: THE HOLDERS OF THE SENIOR
NOTES DUE 1997 OF ORCHARD SUPPLY
HARDWARE CORPORATION

          Re: Proposed Amendment to, and Waiver under, that certain Indenture dated as of October 15, 1992 (the "Indenture") by and among Orchard Supply Hardware Corporation (the "Company"), Orchard Supply Hardware Stores Corporation (formerly, Orchard Holding Corporation) (the "Guarantor") and U.S. Trust Company of California, N.A., as Trustee, under which the Company's 9% Senior Notes due 1997 (the "Notes") have been issued
               -----------------------------------------------------------------

Ladies and Gentlemen:

        Orchard Supply Hardware Corporation (the "Company") and Orchard Supply Hardware Stores Corporation (the "Guarantor") are hereby requesting from the Holders of the Notes consents, as described below, to (i) an amendment to and
(ii) a waiver under the Indenture.

Background and Purpose.
- ----------------------

        Amendment to the Indenture.  Pursuant to a solicitation of consents
        --------------------------
dated November 29, 1993 (the "November 29 Letter"), a copy of which is attached hereto, the Company has solicited consents to an amendment (the "Amendment") to the Indenture to facilitate the placement by the Guarantor of a new issue of preferred stock. Please refer to the attached copy of the November 29 Letter for a discussion of the reasons for, and the specific language of, the proposed amendment to the Indenture.

        At the time the November 29 Letter was distributed to the Holders, the Company anticipated that preferred stock producing $25.0 million in gross proceeds (before placement agent's commission and expenses) would be privately placed with institutional investors. Accordingly, the November 29 Letter specified that the Holders' consents to the Amendment would be conditioned upon the completion of the sale by the Guarantor of preferred stock producing gross proceeds of $25.0 million. The Company and the Guarantor have subsequently determined to issue fewer shares of preferred stock yielding $19,400,000 in proceeds (before expenses) directly to an affiliate of Freeman Spogli & Co. The terms of the preferred stock will be substantially
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January 4, 1994
Page 2

identical to those that the placement agent had negotiated for the institutional private placement (except in certain particulars that are more favorable to the Company and the Guarantor). The Company and the Guarantor determined that the Company's requirements for new equity capital would be satisfied with the smaller preferred stock offering and would also have completed the institutional private placement at the reduced level. The Company and the Guarantor selected the smaller offering to minimize dilution to the Guarantor's existing common and common equivalent stockholders.

        Because of the reduction in the gross proceeds to be realized from the preferred stock offering, the Company is soliciting from the Holders of the Notes a new consent that is conditioned on the completion of the sale of 800,000 shares of preferred stock producing proceeds to the Guarantor of at least $19,000,000.

        Waiver.  On December 14, 1993, the Company filed a registration
        ------
statement with the Securities and Exchange Commission for a public offering (the "Offering") of $100.0 million of unsecured senior notes. A copy of the Preliminary Prospectus dated December 29, 1993 covering the proposed Offering is enclosed for your information. As indicated in the Preliminary Prospectus, the Company intends to use a portion of the proceeds of the Offering to redeem the Notes at their stated redemption price of 103% of aggregate principal amount. The Company anticipates that it will issue a Notice of the complete redemption of the Notes not later than the date of the closing of the Offering. The Notes will be redeemed 30 days thereafter in accordance with the terms of the Indenture. The Company currently anticipates that the Offering will close in late January so the Notes should be redeemed in late February.

        The completion of the Offering would constitute a technical violation of
Section 4.10 (Limitations on Current Debt and Funded Debt) of the Indenture and,
              -------------------------------------------
consequently, would trigger an Event of Default under the terms of the Indenture even though the Notes have been concurrently called for redemption. Accordingly, the Company is soliciting a waiver from the Holders of the Notes to permit the Offering to be consummated without violating the Indenture, subject to the conditions that (i) the Company issues in accordance with the terms of the Indenture irrevocable notices calling for redemption all of the Notes not later than the date on which the Offering is consummated (ii) the Company redeems all of the Notes on the date specified in the notice of redemption.
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January 4, 1994
Page 3

Description of the Amendment.
- ----------------------------

        Reference is made to the November 29 Letter for a description of the Amendment that would permit the Company to make Restricted Payments to the Guarantor to facilitate the payment of dividends on the preferred stock to be issued by the Guarantor.

Description of the Waiver.
- -------------------------

        Section 8.2 of the Indenture provides that with the consent of 66-2/3% in aggregate principal amount of the Notes any covenant or provision of the Indenture may be waived prospectively. The Company is soliciting the consent of the Holders to a waiver (the "Waiver") of compliance by the Company with Section
4.10 of the Indenture to the extent necessary to permit the Company to consummate the Offering. Such Waiver shall be expressly subject to the conditions (i) that the Company shall have mailed, or caused to be mailed, in accordance with Section 3.03 of the Indenture Notice of Redemption of all of the Notes not later than the date on which the Offering is consummated and (ii) that the Company shall have redeemed all of the Notes on redemption date specified in such Notice in accordance with the terms of the Indenture. In the event either of these conditions is not satisfied, the Waiver would no longer be effective and the completion of the Offering would result in an Event of Default under the Indenture.

Record Date.
- -----------

        In accordance with Section 8.06 of the Indenture, the Company has fixed the close of business on Monday January 3, 1994 (the "Record Date") as the record date for determining the Holders of the Notes which will be eligible to consent to the Amendment and the Waiver.

Procedure for Giving Consents.
- -----------------------------

        UNDER THE TERMS OF THE INDENTURE, CONSENTS TO THE AMENDMENT AND THE WAIVER CAN ONLY BE GIVEN BY THE RECORD HOLDERS OF THE NOTES ON THE RECORD DATE. Accordingly, if you were not the record holder of your Notes on the Record Date, you must obtain the signature of the record holder of your Notes on the attached consent in order for your consent to be effective.

        The Amendment and the Waiver will be implemented by the execution of a Supplemental Indenture to the Indenture which the
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January 4, 1994
Page 4

Company intends will become effective concurrently with closing of the Offering assuming receipt of the requisite consents from the Holders of the Notes. In the case of the Amendment, however, effectiveness will be further subject to the receipt by the Trustee under the Indenture of an Officer's Certificate of the Company and the Guarantor confirming that the Guarantor has closed the preferred stock transaction producing the minimum gross proceeds as described herein.

        If you are agreeable to the Amendment and the Waiver, please signify your consent by executing and returning to the Company (attention: Stephen M. Hilberg) a copy of the attached consent at your earliest convenience. In the interest of time, it would be appreciated if you would fax your executed consent to the Company at (408) 629-7174 and follow with the hard copy by mail addressed to: Orchard Supply Hardware Corporation, 6450 Via Del Oro, San Jose, California 95167.

                                          Very truly yours,

                                          ORCHARD SUPPLY HARDWARE
                                           CORPORATION
                                          ORCHARD SUPPLY HARDWARE STORES
                                           CORPORATION
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January 4, 1994
Page 5

                        CONSENT TO AMENDMENT AND WAIVER
                        -------------------------------


        The undersigned, the owner of $________________ principal amount of 9% Senior Notes (the "Notes") issued by Orchard Supply Hardware Corporation (the "Company") under that certain Indenture dated as of October 15, 1992 by and among the Company, Orchard Supply Hardware Stores Corporation (formerly, Orchard Holding Corporation) (the "Guarantor") and U.S. Trust Company of California, N.A., as trustee, hereby consents to (i) the Amendment to Section 4.13 of the Indenture and (ii) the Waiver of Section 4.10 of the Indenture, each as described and requested in that certain consent solicitation from the Company dated January 4, 1994 (the "Solicitation"). This Consent is subject to each of the conditions to effectiveness specified in the Solicitation.


Name of Owner:




______________________________________              Date: ___________________
(Please Print or Type)


Signature:______________________________________

          ______________________________________
          Title (if applicable)
          Telephone Number:_____________________



IF YOU ARE NOT THE RECORD OWNER OF THE NOTES REFERRED TO ABOVE YOU MUST OBTAIN THE SIGNATURE OF THE RECORD OWNER AND SUBMIT A DUPLICATE OF THIS CONSENT, SO EXECUTED, TO THE ADDRESS INDICATED FOR YOUR CONSENT TO BE EFFECTIVE.
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January 4, 1994
Page 6

        The undersigned, the owner of record of the Notes referenced above, hereby affirms the consent set forth above, and gives the same as such record owner.

Name of Record Owner:




______________________________________         Date:______________________
(Please Print or Type)


Signature:__________________________________________
          __________________________________________
          Title (if applicable)
          Telephone Number:_________________________